Nuveen California AMT-Free Quality Municipal Income Fund N-2/A

Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen California AMT-Free Quality Municipal Income Fund of our report dated October 29, 2025, relating to the financial statements and financial highlights which appears in Nuveen California AMT-Free Quality Municipal Income Fund’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 12, 2026